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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE
                                 [VERIDIAN LOGO]
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           1200 South Hayes Street, Suite 1100, Arlington, VA 22202
                                 www.veridian.com

FOR IMMEDIATE RELEASE

              VERIDIAN COMPLETES ACQUISITION OF SIGNAL CORPORATION

-      Broadens Veridian's reach in the DoD and homeland security markets

-      Expands the company's IT services solutions set

- Lifts Veridian to $1 billion in annual revenues and is immediately accretive to EPS

ARLINGTON, VA (SEPTEMBER 24, 2002) -- Veridian Corporation (NYSE:VNX) today announced that it has completed the purchase of Signal Corporation of Fairfax, Virginia, becoming one of the largest technology services companies supporting the national intelligence community, the Department of Defense (DoD), and other elements of the federal government, with about 6,800 employees and approximate annual revenues of $1 billion.

       David H. Langstaff, Veridian president and CEO, described Signal's role in Veridian: "Adding Signal to Veridian expands our IT services capabilities, creating an even more powerful team to focus on the national security markets as a prime contractor. Signal's reach into federal civilian agencies and defense customers complements Veridian's existing business in intelligence, defense and law enforcement. With the addition of Signal, Veridian now can deliver greater and more diverse capabilities to our customers in the intelligence, defense and homeland security segments of the national security market."

       About 50 percent of Signal's $250 million in annual revenues is derived from contracts with federal-civil agencies, including the Departments of Transportation, Interior and Justice; the Coast Guard; the Federal Energy Regulatory Commission; the Federal Aviation Administration; the U.S. Customs Service; the Veterans Administration; the U.S. Census Bureau; the General Services Administration; the Environmental Protection Agency; the Patent and Trademark Office; and the U.S.. Senate. The remaining revenues come from DoD contracts. "Signal is a superb, profitable company that has formed




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trusted relationships with federal agencies, including those that are key to fighting the war on terrorism," Mr. Langstaff said.

       Signal will operate as the Veridian IT Services Division, one of four operating divisions within the company. Mr. Roger Mody has stepped down as Signal's president and CEO. Mr. Scott Goss, who served as Signal's senior vice president, chief financial officer and chief information officer, now is a senior vice president of Veridian and president of the new division.

       Under the terms of the agreement, Veridian acquired all of Signal's stock and related assets for $227 million in cash and notes. Financing for the acquisition consists of available cash; $25 million In seven-year, subordinated sellers notes bearing 9.50% interest; and borrowings under an expanded credit facility. Veridian expanded its current credit facility from $200 million to $360 million, including a six-year $270 million term loan and a five-year $90 million revolving line of credit. At closing, the company's total borrowings were $310 million, including the subordinated sellers notes. The effective LIBOR-based interest rate for the upcoming fourth quarter on borrowings under the new credit facility will be about 5.30%. Wachovia Securities underwrote and arranged the new facility. Banc of America Securities advised Signal on the transaction.

FINANCIAL OUTLOOK

       For the fourth quarter of 2002, Veridian estimates the acquisition of Signal will add $65 million to $70 million to its revenues, and approximately $0.04 to $0.05 incremental earnings per share (EPS). The estimated earnings effect does not reflect any potential amortization related to the portion of the excess of the purchase price over the value of tangible assets that might be allocated to intangible assets, other than goodwill. The evaluation of such excess, approximately $200 million, is subject to further study by Veridian. From a tax perspective, Veridian will be permitted to amortize goodwill over a 15-year period, thus providing substantial future cash tax benefits.

ABOUT VERIDIAN

       Veridian is a leading provider of information-based systems, integrated solutions and services specializing in mission-critical national security programs for the intelligence community, the Department of Defense, law enforcement, and other U.S. government agencies. The company's capabilities include Network Security and Enterprise Protection;




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intelligence, Surveillance and Reconnaissance; Knowledge Discovery and Decision
Support; Chemical, Biological and Nuclear Detection; Network and Enterprise Management; and Systems Engineering Services. For additional information, visit www.veridian.com.



CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

       Certain statements and assumptions in this news release contain or are based on "forward-looking" information (that Veridian believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties. Words such as "may", "will", "intends", "should", "expects", "plans", "projects", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or "opportunity" or the negative of these terms or words of similar import are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on 2002 fourth quarter revenues and EPS, the impact of the transaction on 2003 revenues and EPS, the opportunity for substantial future tax benefits, and Veridian's ability to successfully integrate the operations of Signal.

       These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts or win new contracts; risks of contract performance; adverse results of U.S. government audits of our U.S. government contracts; and risks associated with complex U.S. government procurement laws and regulations. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in Veridian's Registration Statement on Form S-1, as amended (File Number 333-83792), and from time to time, in Veridian's other filings with the Securities and Exchange Commission.

       The forward-looking statements included in this news release are only made as of the date of this news release and we undertake no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.


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MEDIA CONTACT:                                    INVESTOR RELATIONS:
Dennis Gauci                                      Maureen Crystal
703.575.3110                                      703.575.3140
Dennis.gauci@veridian.com                         Maureen.crystal@veridian.com
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